Filed Pursuant to Rule 424(b)(3)

Registration No. 333-209096

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated February 17, 2016

2,060,000 Shares

Parnell Pharmaceuticals Holdings Ltd

Ordinary Shares

This Prospectus Supplement No. 1 (this “Supplement”) amends and supplements our Prospectus dated February 17, 2016 (the “Prospectus”), which forms a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-209096). This Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Supplement. The Prospectus and this Supplement relate to the offer and sale of up to 2,060,000 ordinary shares of Parnell Pharmaceuticals Holdings Ltd, an Australian public company limited by shares, by Lincoln Park Capital Fund, LLC.

This Supplement includes our Current Reports on Form 6-K, which were filed with the Securities and Exchange Commission on February 24, 2016 and March 3, 2016.

The information contained in the Current Reports on Form 6-K included in this Supplement is dated as of the date of such document. This Supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is March 4, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2016

Commission File Number: 333-196065

Parnell Pharmaceuticals Holdings Ltd
(Translation of registrant's name into English)

Unit 4, Century Estate
476 Gardeners Road
Alexandria 2015 NSW
Australia
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

On February 24, 2016, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c) Exhibit 99.1. Press release dated February 24, 2016 announcing financial results for the year ended December 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Parnell Pharmaceuticals Holdings Ltd
(Registrant)

Date: February 24, 2016	/s/ Robert Joseph
Robert Joseph
President and CEO

EXHIBIT 99.1

Parnell Pharmaceuticals Holdings Ltd Announces Financial Results for the Year Ended December 31, 2015

Strong Growth in the U.S. Market Drives Revenue 58% Higher to $13.2 Million for the Year Ended December 31, 2015

OVERLAND PARK, Kan., Feb. 24, 2016 (GLOBE NEWSWIRE) -- Parnell Pharmaceuticals Holdings Ltd (NASDAQ:PARN), a fully integrated, commercial stage pharmaceutical company focused on developing, manufacturing and marketing innovative animal health solutions, today announced financial results for the year ended December 31, 2015.

"In 2015 we executed on our commercial and development milestones and demonstrated successful transfer of our proven business model from Asia Pacific origins to the large U.S. market.  We nearly tripled the size of our U.S. Production Animal business while establishing a substantial sales and marketing presence in the U.S. Companion Animal sector.  Most impressive was the rapid development of our digital technology assets which continue to evolve as a key differentiator in our value proposition to veterinarians and animal owners.  In 2016 we expect revenues to again grow rapidly and our goal is to launch at least two new products including; Zydax and Luminous; in the U.S. and generate our first revenues from our Contract Manufacturing operations" said Robert Joseph, President and Chief Executive Officer of Parnell Pharmaceuticals Holdings Ltd.

Unless otherwise specified, all amounts are presented in Australian Dollars (AUD).  For convenience 2016 Guidance is presented in U.S. dollars based on a consistent foreign exchange rate of $0.72 AUD to $1.00 USD.

2015 COMMERCIAL HIGHLIGHTS: GROUP SALES GROW 58% OVER 2014

  U.S. Production Animal: significant sales growth of 269% to $8.1 million 260% driven by the expansion of our sales team to 7 territories and 9% driven by favorable exchange gains. In 2014 for the same period, we had 4 territories and had not commenced marketing of mySYNCH®, our innovative digital technology designed to assist dairy farmers in improving the profitability of their operations.  Ongoing success commercializing our reproductive hormones saw our U.S. market share in December 2015 reach 10.5%, the highest level since our launch.

  Rest-of-World Production Animal: sales declined by $1.8 million to $3.0 million in 2015 compared to 2014, primarily driven by year-to-year differences in the timing of orders to our international marketing partners and a decline in sales in Australia-New Zealand, where sharply lower milk prices adversely impacted demand.  In 2016, we intend to launch a new version of mySYNCH®, which we expect to improve sales  given the efficiency of breeding programs becomes  even more important during periods of low milk prices. In Canada sales improved in 2015 with in-market sales (from our marketing partner (Vetoquinol) to distributors) growing 17% over 2014.

  Companion Animal: sales grew 51% to $2.1M primarily from the establishment of our companion team in the U.S. and the launch of Glyde Chews and FETCH in September 2015.

  Contract Manufacturing: no revenues were recorded in 2015.  We have negotiated the key terms of contracts with two multi-national customers with whom we expect to sign agreements in the coming weeks.

2015 DEVELOPMENT HIGHLIGHTS

  Zydax®: we completed and submitted all remaining technical sections to the Center for Veterinary Medicines (CVM) of the U.S. FDA, namely:
    Veterinary Master File, for the Active Pharmaceutical Ingredient (API) of Zydax in conjunction with our development partner Lonza AG
    Chemistry and Manufacturing Controls
    Target Animal Efficacy
  As communicated previously, we understand that it typically takes two 180-day cycles at CVM to complete all reviews. We therefore anticipate approval of Zydax in the U.S. in Q4, 2016 and once approved, an immediate commercial launch.
  We converted our U.S. filings to an EU submission and intend to file with the EMA in February, 2016, anticipating approval in early Q1, 2017.
  We completed a full development plan for Zydax for Cats and expect to commence pilot and pivotal studies in 2016, leading to a potential approval in early 2018.
  Our development partner Lonza AG has commenced commercial scale manufacture of the Zydax API for the launch of Zydax, once approved in the U.S. and EU.

  PAR121 and PAR122 (developmental compounds for bone healing and wound healing respectively): through CIMTECH (the licensor) we received a grant from the United Nations under the Nagoya Protocol for up to US$1 million in matched funding to develop infrastructure and capability in the Cook Islands enabling us to transform the botanical extract precursors for the anticipated drug substances in PAR121 and PAR122.  We expect to complete manufacturing process development in early 2016 to be followed by in-vitro and in-vivo pilot efficiency studies during 2016.

  mySYNCH® and FETCHTM: we launched the latest versions of our innovative digital tools which we have designed to drive sales growth of our reproductive hormones and osteoarthritis products respectively. We believe our digital technologies are a key element of our commercial success, coupling best-in-class medicines with leading technology applications to create fundamental differentiation in our offering to veterinarians and animal owners.

  LuminousTM: we developed an innovative nutraceutical product that we believe is applicable to the sizeable dermatology market for dogs.  This category is undergoing rapid expansion and we believe that Luminous will fill an unmet need by aiding in the reduction of inflammation associated with atopic dermatitis and supporting the growth of healthy new skin and hair.  We will launch Luminous in the U.S. in Q2, 2016 beside our current companion animal product offerings Glyde and FETCH.

2015 CORPORATE HIGHLIGHTS:

  Board: we appointed two new Independent Directors, Ellen Richstone and David Rosen, to our Board of Directors.  These Directors bring significant finance and animal pharmaceutical experience to the strategic oversight and governance our Company.

  Business Development: we are negotiating with multi-national parties interested in acquiring the rights to market Zydax® and Glyde® in Europe and Asia.  We have taken a measured approach to this deal as we believe that it is imperative that we optimize both the terms and selection of a long-term partner given the significant potential value of Zydax in these markets.  We remain confident a deal will be completed in ample time prior to potential approval and launch in these markets.

  Licensing: we continue to assess multiple in-licensing opportunities, including several products that could be swiftly taken to market by our Companion Animal sales team spanning pharmaceutical, nutraceutical and medical device products.

  Capital: On January 11, 2016, we entered into a share purchase agreement with Lincoln Park Capital Fund, LLC, a Chicago-based institutional investor ("Lincoln Park").  The agreement is structured as an equity commitment and enables us to elect entirely at our discretion to sell up to 35,000 shares (and under certain circumstances up to 55,000 shares) on any one day to Lincoln Park at a price that is known to Parnell before we choose to issue shares.  Up to the date of this press release we have not utilized this facility and plan only to do so with discretion.  We see the Lincoln Park facility as a way for us to sell modest amounts of new shares to Lincoln Park, in turn bringing in growth capital and loosening the tightly held nature of our stock.

  Unrelated to the equity commitment and in recognition of Lincoln Park’s belief in our company’s business and the potential value of our stock, Lincoln Park agreed to purchase 175,000 unregistered shares at $3.50 per share, which represents a 10% premium to the closing price on February 23, 2016, in addition, Lincoln Park has the option to purchase up to a further 150,000 shares at $5 per share for cash consideration as provided in the option, which would represent a 57% premium to the February 23 closing price.

  Furthermore, we have negotiated key terms for a senior debt facility of approximately $US30 million that we expect to announce in coming weeks subject to completion of an agreement.

FINANCIAL RESULTS (for the year ended December 31, 2015)

Revenue
Total revenues were $13.2 million for the twelve months ended December 31, 2015, an increase of $4.8 million, or 58% (of which 7 percentage points related to a favorable exchange variance), over the same period in 2014.  Growth momentum accelerated in the second half of 2015, with total revenues increasing by $4.7 million, or 130%., as both our U.S. operating segments (Production and Companion Animal) performed strongly.

  Production Animal – U.S.: sales ex-Parnell (sales from Parnell to distributors) increased by 269% (of which 9 percentage points related to a favorable exchange variance), or $5.9 million, compared to 2014, to reach $8.1 million for the year ended December 31, 2015. Sales increased in the second half of 2015 over the first half by $3.9 million, or 330%. Full year sales in-market (sales from distributors to veterinarians and dairy producers) grew 55% from US$3.1 million in 2014 to US$4.9 million in 2015. This clearly demonstrates that distributors ran down the large inventories they had been holding in 2013 and 2014 and that ex-Parnell sales in 2015 continued to track in-market demand.

  Production Animal – Rest of World (ROW): sales declined in 2015 by $1.8 million, or 37%, compared to 2014, to be $3.0 million for the year ended December 31, 2015.  This was primarily due to timing difference of shipments to our distribution partners in Canada and Turkey. In Canada, our distribution partner Vetoquinol placed only one order in 2015 compared to two in 2014, and our marketing partner in Turkey moved their normal Q4, 2015 order into 2016.  We expect that inventory levels and timing of orders have now normalized and we expect in 2016 to show growth over 2015.  The decline was partially offset by favorable exchange gains of 4%.

  Companion Animal: sales increased $0.7 million, or 51%, compared to 2014 to be $2.1 million for the year ended December 31, 2015. The increase in revenue was related to the launch of Glyde Chews and FETCH in the U.S. in September 2015. Our Companion Animal segment in Australia continued to perform strongly nine years after launch, although regulatory delays for the approval of Glyde Chews impacted Australian sales in the first half of 2015, such that full year sales in 2015 were flat when compared to the same period in 2014. With this fully resolved in May 2015, sales of our Companion Animal products in Australia for the six-months to December 31, 2015, were up 51%, compared to the same period in 2014, building strong momentum as we proceed into 2016.

  Contract Manufacturing: We have not yet derived revenue for this operating segment but we were very pleased to be successfully appointed through a tender process by a major multinational as their contract manufacturer for a range of sterile injectable products. We have reached agreement on the major terms of this contract and expect the contract to be finalized in the coming month. Technology transfer would commence on contract signing likely followed by initial commercial supply in 2016. The terms of the deal and expected revenues will be announced in more detail upon completion of the contract.

  We also reached agreement on key terms with a second major multinational to undertake contract manufacturing services for a sterile injectable product. We expect to complete the final contract in the coming weeks from which we will derive a contract establishment fee as well as immediate commercial supply of this product. The terms of the deal and expected revenues will be announced in more detail upon completion of the contract.

Cost of Sales
$7.7 million for the year ended December 31, 2015, up from $6.7 million in the same period in 2014 primarily as a result of increased revenues.  Our product gross margin continued to improve throughout 2015, increasing 3.6% to 82.1% for the full year of 2015 compared to 78.5% in 2014.

Selling and marketing expenses
Increased $5.8 million, or 96%, for the year ended December 31, 2015, compared to 2014, 88% of this increase was a result of increased personnel costs associated with the expansion of our commercial infrastructure in the U.S and a further 8% was driven by unfavorable foreign exchange fluctuations.  The increased personnel costs was driven by the recruitment of 55 new staff to establish our U.S. Companion Animal sales and marketing team to launch Glyde and FETCH in the U.S. in September 2015 and in anticipation of the launch of Zydax in Q4, 2016. Furthermore, this team is expected to launch both Luminous™ – a nutraceutical product for dermatological disorders in dogs and Reviderm™ – a unique liquid bandage for use in companion animals in Q2, 2016.

Regulatory expenses
Increased by 4.3% compared 2014 primarily due to an increase in staff to support our new product filings.

Administration expenses
Increased $8.9 million, or 149%, for the year ended December 31, 2015 compared to 2014, primarily as a result of increased headcount and external costs to support a substantially larger Commercial and R&D organization in the U.S., as well as increased compliance, regulatory and statutory costs associated with being a public organization for the full year of 2015, unfavorable foreign exchange fluctuations and the recording of share-based compensation expense for the first time.

Finance costs and Net foreign exchange losses on borrowings
Decreased $5.6 million, or 86%, for the year ended December 31, 2015 compared to 2014. Finance costs decreased by $4.6 million due to full repayment of our senior debt facility with SWK Holdings LLC from the proceeds of our IPO which resulted in reduced interest expense and $1.0 million due to current borrowings being denominated in their functional currencies.

Other Income
Increased to $6.7 million for the year ended December 31, 2015, compared to $5.6 million in 2014.  The increase in other income was primarily driven by management’s re-assessment of contingent provisions associated with supplier obligations.  As of June 30, 2015 management determined that a provision was no longer necessary resulting in $2.6 million (2014: $Nil) being recorded in other income.  This was partially offset by more favorable exchange gains in 2014 as compared to 2015.

Earnings
Our Net loss after tax for the year ended December 31, 2015 was $13.7 million or $1.03 per weighted-average share compared to $14.3 million or $1.32 per weighted-average share for the same period in 2014.

At December 31, 2015 Parnell held cash and cash equivalents of $5.7 million compared to $15.8 million at December 31, 2014.

2016 GUIDANCE

Commercial: Total Group Revenue expected to grow 50% - 70% to $20 – $22 million (US$14 to US$16 million)

  U.S. Production Animal:  We expect double digit sales growth in 2016 driven by acquiring new customers through our mySYNCH digital technology.  In Q4, 2016 we expect to launch “cow-side care” – a revolutionary function within mySYNCH that will provide vital health management information to farmers at the point of contact with individual cows.  We also expect the promotion of PROCEPT™ (a new patent-pending breeding program) will provide us with a point of differentiation and increased revenues.  In Australia and New Zealand after a challenging 2015 we expect sales to improve in 2016 as farmers seek to optimize efficiency of milk production with reproductive breeding programs.

  Companion Animal:  we expect sales to grow to rapidly primarily driven by our US business with a full year of sales of Glyde and the Q2’ 2016 launch of Luminous.  We have not yet estimated our 2016 sales of Zydax in the U.S., where we expect a Q4’2016 launch if approved by the FDA, nor have we estimated sales of Zydax for Europe.

  Contract Manufacturing: we expect to sign final contracts with two multinationals in the coming weeks.  We expect to derive income of single digit millions from establishment fees, technology transfer fees and manufacturing income in 2016.

Development

  Zydax: we expect to receive initial responses from the Center for Veterinary Medicines (CVM) of the U.S. FDA regarding the two major technical sections; Chemistry and Manufacturing Controls (CMC) and the Target Animal Efficacy (TAE) in Q2, 2016 and therefore expect we could achieve marketing authorization in the US in Q4, 2016.

  We expect the early establishment of our Companion Animal commercial team in the U.S. and concurrent development  of our innovative digital technology platform – FETCH™ will lead to rapid revenue growth immediately following FDA approval of Zydax.

  We expect to further leverage our core Zydax asset by:
    signing a marketing partner appointment for Europe and Asia.  We have held discussions with several companies and expect that such a deal if signed would bring several million dollars in establishment and milestone fees in 2016/2017.
    commencing pilot and pivotal safety and efficacy trials to seek an approval for the use of Zydax in Cats.  We estimate there are over 50 million cats in the U.S. alone (compared to over 70 million dogs) and we believe there are very few viable therapeutic options for the very common disease of osteoarthritis in cats.
    further evaluating the regulatory path for Zydax in horses in the US and Europe.  We already have regulatory approval in multiple markets where we have historically sold Zydax.  We have more recently concentrated our product development and commercial efforts on the much larger market for dogs and cats but expect that Zydax has worthwhile potential in the Equine market in many countries.
    We expect to continue to receive patent grants relating to Zydax in 2016.

  PAR121 and PAR122 we expect to complete pilot-scale manufacturing process development in the Cook Islands in Q2, 2016 the extracts from which will lead to the commencement of pilot efficacy studies in Q2, 2016.  We expect to announce results from these studies in Q3, 2016.  We also expect to undertake chemical characterization studies for PAR121 and PAR122 in 2016.  We continue to receive patent grants in a number of countries for both compounds.

  mySYNCH® and FETCHTM: we continue to invest in our digital technology assets and expect to launch over 10 new enhancements for mySYNCH and FETCH in 2016.  We expect this new functionality to continue to bolster our commercial point of differentiation with our customers by combining best-in-class new medicines with digital tools that help animal owners maximize the use of our products through better animal health management.

Corporate

  Board: we expect to make an additional appointment of an Independent Directors to our Board of Directors in Q2, 2016.  The candidates being considered are focused on consumer and digital technology commercial experience.

  Business Development: we anticipate continuing to investigate various in-licensing opportunities and will seek additional contract manufacturing opportunities as well as seeking a marketing partner for Zydax in various markets where we do not currently operate.

  Capital: as we have previously communicated, we expect to use debt financing to augment our growth capital.  We are in the final stages of negotiating terms for an approximate $30 million debt facility which we anticipate we will conclude in the coming months.  If we complete this transaction, this new larger facility will replace our current US$11 million dollar debt facility.

  We continue to focus on value creating opportunities in our business and believe that we have balanced our growth needs with capital utilization.  As our core business continues to grow, and the business development opportunities from these core assets (such as Zydax US launch, Zydax EU partner appointment and contract manufacturing) continue to evolve, we expect to generate increasing amounts of revenue from our current business segments.

  We also believe that we need to address the lack of liquidity in our stock which we believe is due to the small amount of available shares that are not held by our founders and their families and   the major institutional investors who bought our Initial Public Offering.  We believe the Lincoln Park agreement that we recently entered into allows us to prudently release small amounts of new shares to the market in a discretionary manner that remains entirely within our control.  Of course, our major focus in 2016 is commercial success of our products in the U.S. and the launch of Zydax if approved in the U.S. and E.U. which could generate increasing cash flow and could result in us becoming profitable by late 2017.

Conference Call Information:

Management will host a conference call on February 24, 2016 at 8:00 a.m. ET to discuss financial results. Investors and analysts may access the conference call by dialing (877) 244-6184 (U.S./Canada) or (920) 663-6271 (International) and using the conference ID# 54549550.

A telephone replay will be available for one week following the call by dialing (855) 859-2056 (U.S./domestic) and (404) 537-3406 (International) using the conference ID# 54549550.

About Parnell

Parnell (PARN) is a fully integrated, veterinary pharmaceutical company focused on developing, manufacturing and commercializing innovative animal health solutions. Parnell currently markets five products for companion animals and production animals in 14 countries and augments its pharmaceutical products with proprietary digital technologies – FETCH™ and mySYNCH®. These innovative solutions are designed to enhance the quality of life and/or performance of animals and provide a differentiated value proposition to our customers.  Parnell also has a pipeline of 7 drug products covering valuable therapeutic areas in orthopedics, dermatology, anesthesiology, nutraceuticals and metabolic disorders for companion animals as well as reproduction and mastitis for cattle.

For more information on the company and its products, please visit www.parnell.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the U.S. Private Securities Reform Act of 1995. Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "develops," "believes," and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Forward-looking statements represent management's present judgment regarding future events and are subject to a number of risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding Parnell's research and development activities, its ability to conduct clinical trials of product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on third parties, and other factors, including those described in Parnell's Annual Report on Form 20-F filed with the Securities and Exchange Commission, or SEC, on September 15, 2014, along with its other reports filed with the SEC. In light of these assumptions, risks, and uncertainties, the results and events discussed in any forward-looking statements contained in this press release might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Parnell is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

Consolidated Balance Sheets

	31 December 2015	31 December 2014
	AUD$	AUD$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5,666,679	15,819,418
Trade and other receivables	7,266,662	4,825,193
Inventories	3,426,926	2,755,956
Prepayments	531,843	470,568
TOTAL CURRENT ASSETS	16,892,110	23,871,135
NON‑CURRENT ASSETS
Trade and other receivables	67,457	50,184
Property, plant and equipment	12,666,214	11,899,006
Intangible assets	16,583,360	12,419,614
TOTAL NON‑CURRENT ASSETS	29,317,031	24,368,804
TOTAL ASSETS	46,209,142	48,239,939
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	6,780,440	8,614,034
Borrowings	3,122,553	4,590,483
Provision for employee benefits	438,008	379,558
TOTAL CURRENT LIABILITIES	10,341,001	13,584,075
NON‑CURRENT LIABILITIES
Trade and other payables	1,106,360	668,037
Borrowings	14,353,203	-
Provision for employee benefits	153,781	74,364
TOTAL NON‑CURRENT LIABILITIES	15,613,344	742,401
TOTAL LIABILITIES	25,954,345	14,326,476
NET ASSETS	20,254,796	33,913,463

EQUITY
Ordinary shares	55,343,451	55,343,451
Share‑based compensation reserve	1,708,388	-
Reserves	(3,214,558)	(1,585,035)
Accumulated losses	(33,582,485)	(19,844,953)
TOTAL EQUITY	20,254,796	33,913,463

Consolidated Statements of Comprehensive Loss

	For the Year Ended December 31,
	2015 AUD$	2014 AUD$
Revenue	13,169,753	8,361,058
Other income	6,725,142	5,614,519
Cost of goods sold	(7,745,865)	(6,763,913)
Selling and marketing expenses	(11,777,492)	(5,999,223)
Regulatory and research and development expenses	(881,909)	(846,142)
Administration expenses	(11,940,246)	(4,794,461)
Net foreign exchange losses on borrowings	-	(1,021,927)
Finance costs	(1,284,802)	(5,912,417)
Loss before income tax	(13,735,419)	(11,362,506)
Income tax (expense)/benefit	(2,113)	(2,982,854)
Loss for the period	(13,737,532)	(14,345,360)
Other comprehensive loss, net of income tax
Items that will be reclassified subsequently to loss
Foreign currency translation	(1,629,523)	(1,272,235)
Other comprehensive loss for the year, net of tax	(1,629,523)	(1,272,235)
Total comprehensive loss for the year	(15,367,055)	(15,617,757)

CONTACT: For more information, contact:

Parnell Pharmaceuticals Holdings

Robert Joseph, 913-274-2100

robert.joseph@parnell.com

Brad McCarthy, 913-274-2100

brad.mccarthy@parnell.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 6-K

__________________________

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO

RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of March 2016

Commission File Number: 333-196065

__________________________

PARNELL PHARMACEUTICALS HOLDINGS LTD

__________________________

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

(Address of principal executive offices)

__________________________

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

As previously disclosed in a press release issued on February 24, 2016 and filed on such date with the SEC on a Form 6-K, on February 23, 2016, Parnell Pharmaceuticals Holdings Ltd (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”). In recognition of Lincoln Park’s belief in our company’s business and its potential value, under the terms and subject to the conditions of the Purchase Agreement, the Company will issue and sell to Lincoln Park, and Lincoln Park will purchase from the Company, at the closing (a) 175,000 ordinary shares (the “Initial Shares”) at a price of $3.50 per share and (b) a Warrant to purchase up to an additional 150,000 ordinary shares (the “Warrant Shares”) for a purchase price of $5.00 per share (the “Warrant”).

Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the Company is selling the Initial Shares and the Warrant Shares in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Purchase Agreement and the Warrant contain customary representations, warranties, agreements and conditions. The Company expects that the net proceeds received by the Company from such sales to Lincoln Park under the Purchase Agreement and the Warrant will be used for general corporate purposes and working capital requirements.

The foregoing descriptions of the Warrant and the Purchase Agreement are qualified in their entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibits 4 and 10, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with execution of the agreements.

Exhibits

Exhibit No.	Description
4	Warrant to be issued at closing of that certain Securities Purchase Agreement dated as of February 23, 2016, by and between PARNELL PHARMACEUTICALS HOLDINGS LTD and LINCOLN PARK CAPITAL FUND, LLC
10	Securities Purchase Agreement dated as of February 23, 2016, by and between PARNELL PHARMACEUTICALS HOLDINGS LTD and LINCOLN PARK CAPITAL FUND, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Parnell Pharmaceuticals Holdings Ltd

	By:	/s/ Robert Joseph
Name: Robert Joseph
Title: President and CEO
Date: March 3, 2016

Exhibit 4

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

PARNELL PHARMACEUTICALS HOLDINGS LTD

Warrant To Purchase Ordinary Shares

Warrant No.: 1

Date of Issuance: _______________, 2016 (“Issuance Date”)

PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the six (6) month and one (1) day anniversary of the Issuance Date (the “Initial Exercise Date”), but not after 11:59 p.m., New York City time, on the Expiration Date (as defined below), 150,000 (subject to adjustment as provided herein) fully paid and non-assessable Ordinary Shares (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.

1.	EXERCISE OF WARRANT.

(a)                Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the Initial Exercise Date, in whole or in part, by delivery (whether via e-mail, facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by e-mail or facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Ordinary Shares are to be issued upon the exercise of this Warrant, but rather the number of Ordinary Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)               Exercise Price. For purposes of this Warrant, “Exercise Price” means $5.00, subject to adjustment as provided herein.

(c)                Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) Trading Days after receipt of the applicable Exercise Notice, a certificate for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be), then, in addition to all

2

other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such third (3rd) Trading Day that the issuance of such Ordinary Shares is not timely effected an amount equal to 2% of the product of (A) the aggregate number of Ordinary Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Ordinary Shares on the Trading Day immediately preceding the last possible date on which the Company could have issued such Ordinary Shares to the Holder without violating Section 1(a). In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the applicable Exercise Notice, the Company shall fail to issue and deliver a certificate to the Holder and register such Ordinary Shares on the Company’s share register or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be), and if on or after such third (3rd) Trading Day the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of all or any portion of the number of Ordinary Shares, or a sale of a number of Ordinary Shares equal to all or any portion of the number of Ordinary Shares, issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Ordinary Shares) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Ordinary Shares or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares multiplied by (B) the lowest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii).

(d)               Provisional Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise hereof a registration statement is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of all of the Warrant Shares, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Ordinary Shares determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

                                       B

For purposes of the foregoing formula:

3

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the VWAP of the Ordinary Shares on the Trading Day immediately preceding the date of the applicable Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e)                Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f)                Limitations on Exercises. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of  4.99% (the “Maximum Percentage”) of the Ordinary Shares. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Ordinary Shares shall be third party beneficiaries of this paragraph and the Company may not amend or waive this paragraph without the consent of holders of a majority of its Ordinary Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Ordinary Shares, including, without limitation, pursuant to this Warrant. At any time the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in a written notice by the Holder to the Company; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

(g)               Automatic Exercise upon Expiration. In the event that the VWAP of the Ordinary Shares on the Trading Day immediately preceding the Expiration Date is greater than the

4

Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of the Expiration Date to be exercised pursuant to a Cashless Exercise as to all Warrant Shares for which this Warrant shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Warrant Shares issued upon such automatic Cashless Exercise to the Holder.

2.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a)                Stock Dividends and Splits. Without limiting any provision of Section 4, if the Company, at any time on or after the Issuance Date, (i) pays a stock dividend on one or more classes of its then outstanding Ordinary Shares or otherwise makes a distribution on any class of capital stock that is payable in Ordinary Shares, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding Ordinary Shares into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding Ordinary Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)               Calculations. All calculations under Section 2(a) shall be made by rounding to the nearest one-hundred thousandth of a cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

3.              RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets), other than a cash dividend, to all or substantially all of the holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such

5

Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Ordinary Shares as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)                Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which such record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b)               Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction); provided, however, that if the Successor Entity (including its Parent Entity) is not a publicly traded corporation whose Ordinary Shares are quoted on or listed for trading on an Eligible Market, the Company may enter into and consummate the Fundamental Transaction and the Holder will have the rights set forth in Section 4(c) below. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after

6

the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the Ordinary Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded Ordinary Shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Ordinary Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in form and substance reasonably satisfactory to the Holder.

(c)                Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction (including, without limitation, a Fundamental Transaction that is publicly disclosed, consummated or of which the Holder first becomes aware (as the case may be) prior to the Initial Exercise Date) through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Report on Form 6-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value.

(d)               Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled

7

to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5.              NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of this Warrant, the maximum number of Ordinary Shares as shall from time to time be necessary to effect the exercise of this Warrant (without regard to any limitations on exercise).

6.              WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.             REISSUANCE OF WARRANTS.

(a)                Transfer of Warrant. The Warrant is non-transferable.

(b)               Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute

8

and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)                Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional Ordinary Shares shall be given.

(d)               Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.              NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all or substantially all of the holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Report on Form 6-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9

9.             AMENDMENT AND WAIVER. Except as otherwise expressly set forth herein, the provisions of this Warrant (other than Section 1(f)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. Except as otherwise expressly set forth herein, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.           SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.           GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall (i) be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder or (ii) limit, or be deemed to limit, any provision of Section 13. The Company hereby irrevocably appoints the law firm of Spencer Fane LLP, which currently maintains an office at 1000 Walnut Street, Suite 1400, Kansas City, Missouri 64106, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court sitting in the State of Illinois, County of Cook. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10

12.           CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.           DISPUTE RESOLUTION.

(a)                Disputes Over the Exercise Price, Closing Sale Price, Black Scholes Value or Fair Market Value.

(i)                 In the case of a dispute relating to the Exercise Price, the Closing Sale Price, Black Scholes Value or fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute via e-mail or facsimile (I) within twenty (20) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (II) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to resolve such dispute relating to the Exercise Price, the Closing Sale Price, Black Scholes Value or fair market value (as the case may be) by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder shall select an independent, reputable investment bank to resolve such dispute.

(ii)               The Holder and the Company shall each deliver to such investment bank (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13(a) and (y) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)             The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute

11

Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)               Disputes Over Arithmetic Calculation of Warrant Shares.

(i)                 In the case of a dispute as to the arithmetic calculation of the number of Warrant Shares, the Company or the Holder (as the case may be) shall submit the disputed arithmetic calculation via e-mail or facsimile (i) within twenty (20) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to resolve such disputed arithmetic calculation of the number of Warrant Shares by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or the Holder (as the case may be) of such disputed arithmetic calculation of the number of Warrant Shares to the Company or the Holder (as the case may be), then the Holder shall select an independent, reputable accountant or accounting firm to perform such disputed arithmetic calculation of the number of Warrant Shares.

(ii)               The Holder and the Company shall each deliver to such accountant or accounting firm (as the case may be) (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13(b) and (y) written documentation supporting its position with respect to such disputed arithmetic calculation of the number of Warrant Shares, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such accountant or accounting firm (as the case may be) (the “Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Documentation by the Submission Deadline, then the party who fails to so submit all of the Required Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) with respect to such disputed arithmetic calculation of the number of Warrant Shares and such accountant or accounting firm (as the case may be) shall perform such disputed arithmetic calculation of the number of Warrant Shares based solely on the Required Documentation that was delivered to such accountant or accounting firm (as the case may be) prior to the Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such accountant or accounting firm (as the case may be), neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) in connection with such disputed arithmetic calculation of the number of Warrant Shares (other than the Required Documentation).

(iii)             The Company and the Holder shall cause such accountant or accounting firm (as the case may be) to perform such disputed arithmetic calculation and notify the

12

Company and the Holder of the results no later than ten (10) Business Days immediately following the Submission Deadline. The fees and expenses of such accountant or accounting firm (as the case may be) shall be borne solely by the Company, and such accountant’s or accounting firm’s (as the case may be) arithmetic calculation shall be final and binding upon all parties absent manifest error.

(c)                Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 13 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under the Illinois Uniform Arbitration Act, as amended, (ii) a dispute relating to the Exercise Price includes, without limitation, disputes as to (1) whether an issuance or sale or deemed issuance or sale of Ordinary Shares occurred under Section 2(b), (2) the consideration per share at which an issuance or deemed issuance of Ordinary Shares occurred, (3) whether any issuance or sale or deemed issuance or sale of Ordinary Shares was an issuance or sale or deemed issuance or sale of Excluded Securities, (4) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (5) whether a Dilutive Issuance occurred, (iii) the terms of this Warrant and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute (including, without limitation, determining (1) whether an issuance or sale or deemed issuance or sale of Ordinary Shares occurred under Section 2(b), (2) the consideration per share at which an issuance or deemed issuance of Ordinary Shares occurred, (3) whether any issuance or sale or deemed issuance or sale of Ordinary Shares was an issuance or sale or deemed issuance or sale of Excluded Securities, (4) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (5) whether a Dilutive Issuance occurred) and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Warrant, (iv) the terms of this Warrant shall serve as the basis for the selected accountant’s or accounting firm’s performance of the applicable arithmetic calculation of the number of Warrant Shares, (v) for clarification purposes and without implication that the contrary would otherwise be true, disputes relating to matters described in Section 13(a) shall be governed by Section 13(a) and not by Section 13(b), (vi) the Holder (and only the Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 13 to any state or federal court sitting in Chicago, Illinois in lieu of utilizing the procedures set forth in this Section 13 and (vii) nothing in this Section 13 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in Section 13(a) or Section 13(b)).

14.           REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly

13

provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.           TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.           CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)                “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(b)               “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greatest of (1) the highest Closing Sale Price of the Ordinary Shares during the period beginning on the Trading Day immediately preceding the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction and ending on the later to occur of (A) the Trading Day of the Holder’s request pursuant to Section 4(c) and (B) the Trading Day on which the Company makes payment in full to the Holder pursuant to Section 4(c), (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any) and (3) without limiting clauses (1) and (2) above, if the applicable Fundamental Transaction results from a sale of all or substantially all of the assets of the Company or any of its Subsidiaries, a price per share equal to the quotient of (A) the sum of (X) the total consideration (including, without limitation, cash and non-cash consideration, the assumption of indebtedness and other amounts, earn-outs and contingent consideration) offered in the applicable Fundament Transaction plus (Y) the aggregate amount of cash then held by the Company and its Subsidiaries divided by (B) the total number of Ordinary Shares outstanding on the earlier to occur of the Trading Day of the Holder’s request pursuant to Section 4(c) and the date of consummation of the applicable Fundamental Transaction, (ii) a strike price equal to the Exercise Price in effect on the date of the

14

Holder’s request pursuant to Section 4(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c) and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 4(c) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) zero for borrow cost and (v) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction.

(c)                “Bloomberg” means Bloomberg, L.P.

(d)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)                “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f)                “Convertible Securities” means any stock, note, debenture or other security (other than Options) that is, or may become, at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares.

(g)               “Eligible Market” means the Principal Market, The NASDAQ Capital Market, The NASDAQ Global Select Market, the New York Stock Exchange, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing).

15

(h)               “Expiration Date” means the date that is the fifth (5th) anniversary of the Initial Exercise Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(i)                 “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) (I) reorganize, recapitalize or reclassify the Ordinary Shares, (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving the Ordinary Shares or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving the Ordinary Shares (including, without limitation, any public announcement or disclosure of (x) any potential, possible or actual stock combination, reverse stock split or other similar transaction involving the Ordinary Shares or (y) board or stockholder approval thereof, or the intention of the Company to seek board or stockholder approval of any stock combination, reverse stock split or other similar transaction involving the Ordinary Shares), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(j)                 “Options” means any rights, warrants or options to subscribe for, purchase or otherwise acquire any Ordinary Shares or Convertible Securities.

(k)               “Ordinary Shares” means (i) the ordinary shares, no par value, of the Company, and (ii) any capital stock into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(l)                 “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose Ordinary Shares or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

16

(m)             “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(n)               “Principal Market” means The NASDAQ Global Market.

(o)               “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(p)               “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(q)               “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(r)                 “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall

17

be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

[signature page follows]

18

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By:	/s/ Brad McCarthy
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE ORDINARY SHARES

PARNELL PHARMACEUTICALS HOLDINGS LTD

The undersigned holder hereby exercises the right to purchase _________________ Ordinary Shares (“Warrant Shares”) of Parnell Pharmaceuticals Holdings Ltd, a public company limited by shares incorporated under the laws of Australia (the “Company”), evidenced by Warrant to Purchase Ordinary Shares No. _______ (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.            Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________	a “Cashless Exercise” with respect to _______________ Warrant Shares.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby represents and warrants that (i) this Exercise Notice was executed by the Holder at __________ [a.m.][p.m.] on the date set forth below and (ii) if applicable, the VWAP as of such time of execution of this Exercise Notice was $________.

2.            Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.            Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, to the following address:

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ______________ to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated _________, 20__, from the Company and acknowledged and agreed to by _______________.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By:
Name:
Title:

Exhibit 10

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of the 23rd day of February, 2016 by and between PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS, upon the terms and condition stated in the Agreement and pursuant to Section 4(a)(2) of the 1933 Act (as defined below) and Rule 506 of Regulation D promulgated thereunder, the Investor wishes to purchase, and the Company wishes to sell, (i) the aggregate number of Ordinary Shares (as defined below) set forth opposite the Investor’s name on Schedule 1 hereto (the “Shares”), and (ii) an Ordinary Share purchase warrant, in the form attached hereto as Exhibit A (the “Warrant”), which warrant shall initially be exercisable for 150,000 Ordinary Shares (as exercised, collectively, the “Warrant Shares”), at an exercise price of $5.00 per share, with a term of five (5) years, provided that such warrant is not exercisable for the first six (6) months following issuance.

WHEREAS, the Shares, the Warrant and the Warrant Shares, are collectively referred to herein as the “Securities” and the offering contemplated hereby is referred to herein as the “Offering”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Purchase and Sale of Shares and Warrant. On the Closing Date (as hereinafter defined), subject to the terms and conditions of this Agreement, the Investor hereby agrees to purchase, and the Company hereby agrees to sell and issue, the Shares and the Warrant.

2.                  Purchase Price. The aggregate purchase price for the Shares and the Warrant to be purchased by the Investor at the Closing shall be $612,500 (the “Purchase Price”). At the Closing, the Investor shall fund the Purchase Price by wire transfer of immediately available funds to the account specified in writing by the Company prior to the date hereof.

3.                  The Closing. Subject to the conditions set forth below, the purchase and sale of the Shares and Warrant shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, not later than the 10th Trading Day after the satisfaction of all of the conditions of this Agreement (the “Closing” and the “Closing Date”) or at such other location and on such other date as the Company and the Investor shall mutually agree.

4.                  Closing Conditions; Certain Covenants.

4.1              Conditions to the Investor’s Obligations. The obligation of the Investor to purchase the Shares and Warrant to be issued to the Investor at the Closing is subject to the fulfillment, to the Investor’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case, such representations and warranties shall be true and correct without further qualification) as of the date hereof and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date).

(b)               Covenants. The Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Investor shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit B.

(c)                Agreement, Shares and Warrant. The Company shall have duly executed and delivered to the Investor this Agreement. At the Closing, the Company shall have (i) issued or caused to be issued to the Investor one or more certificates representing the Shares purchased by the Investor hereby, registered in the name of the Investor or its designee, and (ii) duly executed and delivered to the Investor the Warrant purchased by the Investor hereby, registered in the name of the Investor or its designee.

(d)               Listing. The Ordinary Shares shall be listed or quoted on the Trading Market, trading in the Ordinary Shares shall not have been within the last 365 days suspended by the Commission or the Trading Market, and all Shares and Warrant Shares to be issued by the Company to the Investor pursuant to this Agreement and the Warrant, as applicable, shall have been approved for listing or quotation on the Trading Market in accordance with the applicable rules and regulations of the Trading Market, subject only to official notice of issuance.

(e)                Opinions. The Investor shall have received the opinions of the Company's U.S. legal counsel and the Company’s Australian legal counsel, in each case dated as of the Closing Date, substantially in the forms heretofore agreed by the parties hereto.

(f)                Transfer Agent Instructions. The Company shall have delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form acceptable to the Investor, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(g)               Due Incorporation. The Company shall have delivered to the Investor a certificate evidencing the incorporation of the Company under Australian law issued by the Australian Securities & Investments Commission as of a date within ten (10) Business Days of the Closing Date.

(h)               Secretary’s Certificate. The Company shall have delivered to the Investor a secretary's certificate executed by the Secretary of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit C.

2

(i)                 Necessary Approvals. All foreign, federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by this Agreement and the Warrant and necessary for the execution, delivery and performance of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof shall have been complied with, and all consents, authorizations and orders of, and all filings and registrations with, all foreign, federal, state and local courts or governmental agencies and all foreign, federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the 1933 Act, the 1934 Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Trading Market, or otherwise required by the Commission, the Trading Market or any state or foreign securities regulators.

(j)                 No Injunctions or Actions. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement or the Warrant. No action, suit or proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company, or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by this Agreement or the Warrant, or seeking material damages in connection with such transactions.

(k)               No Material Adverse Effect. Since the date of execution of this Agreement, no event or series of events shall have occurred that could reasonably be expected to result in a Material Adverse Effect.

(l)                 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.2              Conditions to the Company’s Obligations. The obligation of the Company to sell and issue the Shares and Warrant to the Investor at the Closing is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at that time.

3

(b)               Agreement and Purchase Price. The Investor shall have duly executed and delivered to the Company this Agreement. At the Closing, the Investor shall have tendered to the Company the Purchase Price by wire transfer of immediately available funds to the account specified in writing by the Company prior to the date hereof.

(c)                Necessary Approvals. All foreign, federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by this Agreement and the Warrant and necessary for the execution, delivery and performance of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof shall have been complied with, and all consents, authorizations and orders of, and all filings and registrations with, all foreign, federal, state and local courts or governmental agencies and all foreign, federal, state and local regulatory or self-regulatory agencies necessary for the execution, delivery and performance of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby in accordance with the terms thereof shall have been obtained or made, including, without limitation, in each case those required under the 1933 Act, the 1934 Act, applicable state securities or “Blue Sky” laws or applicable rules and regulations of the Trading Market, or otherwise required by the Commission, the Trading Market or any state or foreign securities regulators.

(d)               No Injunctions or Actions. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement or the Warrant. No action, suit or proceeding before any federal, state, local or foreign arbitrator or any court or governmental authority of competent jurisdiction shall have been commenced or threatened, and no inquiry or investigation by any federal, state, local or foreign governmental authority of competent jurisdiction shall have been commenced or threatened, against the Company, or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by this Agreement or the Warrant, or seeking material damages in connection with such transactions.

(e)                Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

4

4.3              Securities Law Disclosure; Publicity. The Company shall, by 9:00 a.m. (New York City time) on the Trading Day immediately following the Closing Date, issue a Current Report on Form 6-K disclosing the material terms of the transactions contemplated hereby, and including the form of this Agreement as an exhibit thereto (the “Current Report”). From and after the issuance of the Current Report, the Company represents to the Investor that the Company shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion). To the extent that the Company or any Person acting on its behalf delivers any material, non-public information to the Investor (as determined in the reasonable good faith judgment of the Investor) without the Investor’s consent, (i) the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information, and (ii) in addition to any other remedy provided herein or in the Warrant, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, the Company shall have at least 24 hours to publicly disclose such material, non-public information prior to any such disclosure by the Investor, and the Company shall have failed to publicly disclose such material, non-public information within such time period. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, shareholders or agents, for any such disclosure. The Company understands and confirms that the Investor shall be relying on the foregoing covenants in effecting transactions in securities of the Company. The Company shall afford the Investor and its counsel with a reasonable opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, Commission filing or any other public disclosure made by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of this Agreement, the Warrant or the transactions contemplated hereby or thereby, prior to the issuance, filing or public disclosure thereof, and the Company shall not issue, file or publicly disclose any such information to which the Investor shall object. For the avoidance of doubt, the Company shall not be required to submit for review any such disclosure contained in periodic reports filed with the Commission under the 1934 Act if it shall have previously provided the same disclosure for review in connection with a previous filing.

4.4              Legends. The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 (as defined below), to the Company or to an affiliate of the Investor, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor in customary form to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act. The Investor understands that the Securities, except as set forth below, shall bear any legends as required by applicable state securities or “Blue Sky” laws in addition to a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

5

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The Company shall use its reasonable best efforts to cause its transfer agent to remove the legend set forth above and to issue a certificate without such legend to the holder of the Securities upon which it is stamped, or to issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), unless otherwise required by state securities or “blue sky” laws, at such time as (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in customary form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance in writing that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A. In furtherance of the foregoing, the Company agrees that, following the effective date of a registration statement covering the resale of such Securities or at such time as such legend is not required pursuant to this Section 4.4, the Company shall, no later than three Trading Days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing the Shares or Warrant Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), either: (A) issue and deliver (or cause to be issued and delivered) to the Investor a certificate representing such Shares or Warrant Shares, as applicable, that is free from all restrictive and other legends or (B) cause the Company’s transfer agent to credit the Investor’s or its designee’s account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with a number of Ordinary Shares equal to the number of Shares or Warrant Shares, as applicable represented by the certificate so delivered by the Investor. If the Company fails on or prior to the Legend Removal Date to either (i) issue and deliver (or cause to be issued and delivered) to the Investor a certificate representing the Shares or Warrant Shares, as applicable, that is free from all restrictive and other legends or (ii) cause the Company’s transfer agent to credit the balance account of the Investor or its designee at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with a number of Ordinary Shares equal to the number of Shares or Warrant Shares, as applicable, represented by the certificate delivered by the Investor pursuant hereto, then, in addition to all other remedies available to the Investor, the Company shall pay in cash to the Investor on each day after the Legend Removal Date that the issuance or credit of such shares is not timely effected an amount equal to 2.0% of the product of (A) the sum of the number of Shares or Warrant Shares, as applicable, not issued to the Investor on a timely basis and to which the Investor is entitled and (B) the VWAP for the five Trading Day period immediately preceding the Legend Removal Date. In addition to the foregoing, if the Company fails to so properly deliver such unlegended certificates or so properly credit the account of the Investor or its designee at DTC by the Legend Removal Date, and if on or after the Legend Removal Date the Investor purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Investor of Shares or Warrant Shares that the Investor anticipated receiving from the Company without any restrictive legend, then the Company shall, within three Trading Days after the Investor’s request, pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased, at which point the Company’s obligation to deliver a certificate or credit the Investor’s or its designee’s account at DTC for such Shares or Warrant Shares shall terminate and such shares shall be cancelled.

6

4.5              Prohibition of Short Sales and Hedging Transactions. The Investor agrees that beginning on the date of this Agreement and ending on the date of expiration or exercise in full of the Warrant, the Investor and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the 1934 Act) of the Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to the Ordinary Shares.

5.                  Representations and Warranties of the Company. [Except as set forth in the Disclosure Schedules or the Public Reports (as defined herein), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules,] the Company hereby makes the following representations and warranties to the Investors:

5.1              Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective constitution, certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has no Subsidiaries except as set forth in Note 25 – Interest in Subsidiaries, contained in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014.

7

5.2              Capitalization and Voting Rights. As of the date hereof, the authorized capital stock of the Company is set forth in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014. Except as disclosed in the Public Reports (as defined below), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities of the Company, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Investor true and correct copies of the Company's Constitution, as amended and as in effect on the date hereof (the "Constitution"), and summaries of the terms of all securities convertible into or exercisable for Ordinary Shares, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto.

5.3              Authorization; Enforcement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Warrant, and the performance of all obligations of the Company, and the authorization (or reservation for issuance), sale and issuance of the Shares, the Warrant and the Warrant Shares, have been taken on or prior to the date hereof. Each of this Agreement and the Warrant has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof (assuming that this agreement and the Warrant have been duly and validly authorized, executed and delivered by the other parties hereto and thereto), will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.4              Valid Issuance of the Securities; Reservation of Warrant Shares. The Shares and the Warrant are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, and free and clear of all Liens imposed by the Company other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Warrant Shares when issued and delivered in accordance with the terms of this Agreement and the Warrant for the consideration expressed herein and therein, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens imposed by the Company other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. As of the Closing, the Company has reserved from its duly authorized capital stock not less than 150% of the maximum number of Warrant Shares issuable upon exercise of the Warrant (without taking into account any limitations on the exercise of the Warrant set forth therein).

8

5.5              Offering. Subject to the truth and accuracy of the Investor’s representations set forth in Section 6 of this Agreement, the offer and sale of the Securities, as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the qualification or registration requirements of state securities laws or other applicable blue sky laws. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

5.6              Public Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Public Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Public Reports prior to the expiration of any such extension. As of their respective dates, and to the Knowledge (as defined below) of the Company, the Public Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as applicable. None of the Public Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the included with the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 and for each quarterly period thereafter (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to the absence of footnotes and normal, immaterial, year-end audit adjustments. Except as set forth in the Public Reports, the Company has received no notices or correspondence from the SEC for the one year preceding the date hereof. The SEC has not commenced any enforcement proceedings against the Company or any of its Subsidiaries.

9

5.7              No Conflicts. The execution, delivery and performance of this Agreement, the Warrant and all other documents and instruments required to be delivered in connection herewith by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) result in a violation of the Constitution or any rights of any outstanding capital stock of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Trading Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its constitution, certificate or articles of incorporation, bylaws or any rights of any outstanding capital stock. Neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations or amendments that could not reasonably be expected to have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act or applicable state securities laws, the Corporations Act and the rules and regulations of the Trading Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, the Warrant and all other documents and instruments required to be delivered in connection herewith by the Company, in accordance with the terms hereof or thereof. Except as set forth elsewhere in this Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Closing Date. Since one year prior to the date hereof, the Company has not received nor delivered any notices or correspondence from or to the Trading Market. The Trading Market has not commenced any delisting proceedings against the Company.

5.8              Sarbanes-Oxley Act. The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to the Company as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder, which are applicable to the Company as of the date hereof.

5.9              Absence of Litigation. Except as disclosed in the Company’s Public Reports, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Ordinary Shares or any of the Company's or its Subsidiaries' officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

5.10          Absence of Certain Changes. Except as disclosed in the Public Reports, since the last audited financial statements included within the Public Reports, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

10

5.11          Intellectual Property. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any Knowledge of any infringement by the Company or its Subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of identical or substantially the same trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company's Knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

5.12          Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and the Warrant that will be timely publicly disclosed by the Company, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Public Reports. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting purchases and sales of securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Investor regarding the Company, its business and the transactions contemplated hereby, [including the disclosure schedules to this Agreement], is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that the Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof.

5.13          No General Solicitation; No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities. Neither the Company, nor or any of its affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to be integrated with prior offerings by the Company in a manner that would require shareholder approval pursuant to the rules of the Trading Market on which any of the securities of the Company are listed or designated. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

11

5.14          Regulation M Compliance. The Company has not, and to its Knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

5.15          Acknowledgment Regarding Investor’s Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the Warrant and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Securities. The Company further represents to the Investor that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives and advisors.

5.16          Shell Company Status. The Company is not currently, and has never been, an issuer identified in Rule 144(i)(1) under the 1933 Act.

5.17          Dilutive Effect. The Company understands and acknowledges that the number of Warrant Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrant in accordance with this Agreement and the Warrant is absolute and unconditional, regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

5.18          Application of Takeover Protections. The Company and its board of directors have taken or will take prior to the Closing Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Constitution or the laws of Australia which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Investor's ownership of the Securities. The Investor acknowledges that the representation provided by the Company in this Section 5.23 is provided only at the time of the issuance of any Securities hereunder, based on information received from the Investor in relation to its present holding of the Company’s securities at that time.

12

5.19          Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the business in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

5.20          Employee Relations. The Company is not a party to any collective bargaining agreement and does not employ any member of a union. The Company believes that its relations with its employees are good. No executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) or other key employee of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer or other key employee of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.21          Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects (“Liens”) and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

5.22          Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

13

5.23          Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. No transaction, stamp or other issuance, registration, transaction, transfer or withholding tax or duty is payable in Australia or the United States of America by or on behalf of the Investor to any taxing authority in connection with (i) the issuance, sale and delivery of the Securities by the Company; (ii) the purchase from the Company and the resale by the Investor of the Securities to purchasers thereof; (iii) the holding or transfer of the Securities; or (iv) the execution and delivery of this Agreement and the Warrant.

5.24          Foreign Corrupt Practices. Neither the Company, nor to the Knowledge of the Company, any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.25          Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s Knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

5.26          Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

14

5.27          Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. As of February 23, 2016, the Company would not have been considered a “passive foreign investment company,” as such term is defined in the Internal Revenue Code of 1986, as amended (the “Code”), and immediately after the offering and sale of the Securities and the application of the proceeds thereof, less than 50% of the Company’s assets will be classified as assets that produce, or are held for the production of, passive income for the purpose of Section 1297 of the Code and the rules, regulations and administrative pronouncements relating thereto. Neither the Company nor any Subsidiary is, and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, neither of them will be, a “controlled foreign corporation” as defined by the Code.

5.28          U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the Securities are held by the Investor, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon the Investor’s request.

5.29          No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

6.                  Representations and Warranties of the Investor. The Investor hereby represents, warrants and covenants that:

6.1              Authorization. The Investor has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.2              No Public Sale or Distribution. The Investor is (i) acquiring the Shares and the Warrant and (ii) upon exercise of the Warrant will acquire the Warrant Shares, in each case for its own account, not as a nominee or agent, and not with a view towards, or for resale in connection with, the public sale or distribution of any part thereof, except pursuant to sales registered or exempted under the 1933 Act. The Investor is acquiring the Securities hereunder in the ordinary course of its business. The Investor does not presently have any contract, agreement, undertaking, arrangement or understanding, directly or indirectly, with any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof (a “Person”) to sell, transfer, pledge, assign or otherwise distribute any of the Securities.

15

6.3              Accredited Investor Status; Investment Experience. The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. The Investor can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

6.4              Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

6.5              Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. The Investor is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Securities and the transactions contemplated by this Agreement.

6.6              No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

6.7              Validity; Enforcement; No Conflicts. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “Blue Sky” laws) applicable to the Investor, except in the case of clause (ii) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

16

6.8              Organization and Standing. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois.

6.9              No Short Selling. The Investor represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 200 of Regulation SHO of the 1934 Act) of the Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to the Ordinary Shares.

7.                  Use of Proceeds. The Company shall use the proceeds from the sale of the Securities solely for general working capital purposes. Without limiting the foregoing, none of such proceeds shall be used, directly or indirectly, (i) for the satisfaction of any debt of the Company or any of its Subsidiaries (other than (I) payment of trade payables incurred after the date hereof in the ordinary course of business of the Company and consistent with prior practices and (II) repayment under the Shares or the purchase of any of the Securities), (ii) for the redemption of any securities of the Company or (iii) with respect to any litigation involving the Company or any of its Subsidiaries or any of their respective directors or officers (including, without limitation, (x) any settlement thereof or (y) the payment of any costs or expenses related thereto).

8.                  Rule 144 Availability; Public Information. At all times during the period commencing on the Closing Date and ending at such time that all of the Securities can be sold without the requirement to be in compliance with Rule 144(c)(1) under the 1933 Act and otherwise without restriction or limitation pursuant to Rule 144 under the 1933 Act, the Company shall use its reasonable best efforts to ensure the availability of Rule 144 under the 1933 Act to the Investor with regard to the Shares and the Warrant Shares, including compliance with Rule 144(c)(1) under the 1933 Act. If, (i) at any time the Investor owns any Securities, the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) under the 1933 Act (a “Public Information Failure”), or (ii) the Company shall fail to take such action as is reasonably requested by the Investor to enable the Investor to sell the Shares and the Warrant Shares pursuant to Rule 144 under the 1933 Act (including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be reasonably requested from time to time by the Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144 under the 1933 Act), then, in either case, in addition to the Investor’s other available remedies, the Company shall pay to the Investor, in cash, as liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of the Investor’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Investor to transfer the Shares and the Warrant Shares pursuant to Rule 144 under the 1933 Act. The payments to which the Investor shall be entitled pursuant to this Section 8 are referred to herein as “Rule 144 Failure Payments.” Rule 144 Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Rule 144 Failure Payments are incurred and (ii) the third (3rd) Trading Day after the event or failure giving rise to the Rule 144 Failure Payments is cured.

17

9.                  Indemnification. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under this Agreement and the Warrant, the Company shall defend, protect, indemnify and hold harmless the Investor and each holder of any Securities and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or the Warrant, (b) any breach of any covenant, agreement or obligation of the Company contained in any of this Agreement or the Warrant, or (c) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (i) the execution, delivery, performance or enforcement of this Agreement or the Warrant, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of the Investor or holder of the Securities either as an investor in the Company pursuant to the transactions contemplated by this Agreement or as a party to this Agreement (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

18

10.              Registration of Shares and Warrant Shares. If the Company proposes to file a registration statement with the Commission with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of any shareholder of the Company (other than a registration statement on Form F-4, Form S-8, or their successors or any other form for a limited similar purpose or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another person), the Company shall, at least five (5) days prior to such filing, give written notice to the Investor of its intention to do so and, upon the written request of the Investor given within two (2) days of the receipt of such notice (which request shall state the intended method of disposition of the Registrable Securities held by the Investor), the Company shall use its reasonable best efforts to cause the Registrable Securities that the Investor requests the Company to register for resale to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters (if any) of a proposed underwritten offering to permit such Registrable Securities to be included in such registration on the same terms and conditions as any similar securities of the Company, in each case to the extent necessary to permit the resale of such Registrable Securities by the Investor under Rule 415 under the 1933 Act at then prevailing market prices (and not fixed prices) in accordance with the intended methods of distribution specified in the request of the Investor. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such registration statement and any amendment or supplement to such registration statement and any related prospectus prior to its filing with the Commission, and the Company shall give due consideration to all such comments. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the registration statement and any amendment declared effective by the Commission at the earliest possible date. The Company shall use reasonable best efforts to keep the registration statement effective pursuant to Rule 415 promulgated under the 1933 Act and available for resales of all of the Registrable Securities at all times until the earlier of (i) the date as of which the Investor may resell all of the Registrable Securities without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the 1933 Act (or successor thereto) or (ii) the date on which the Investor shall have resold all the Registrable Securities. The registration statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

11.              Form D; Listing; Blue Sky. The Company shall file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Investor promptly after such filing. The Company shall promptly secure the approval for listing of (i) the Shares and (ii) the maximum number of Warrant Shares issuable upon exercise of the Warrant (without taking into account any limitations on the exercise of the Warrant set forth therein) that may from time to time be issuable under the terms of the Warrant, in each case on the Trading Market. The Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the quotation of the Ordinary Shares on the Trading Market. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable federal, foreign, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to the Investor. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 11.

12.              Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

19

13.              Passive Foreign Investment Company. The Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, in such a manner as will ensure that the Company will not be deemed to constitute a passive foreign investment company within the meaning of Section 1297 of the Code.

14.              Corporate Existence. So long as the Warrant is outstanding, the Company shall not be party to any Fundamental Transaction (as defined in the Warrant) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Warrant.

15.              Limitation on Variable Rate Transactions. So long as the Warrant is outstanding, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, other than in connection with an Exempt Issuance or with the prior written consent of the Investor in its sole and absolute discretion. “Ordinary Share Equivalents” means any securities of the Company or its Subsidiaries which entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Ordinary Shares or Ordinary Share Equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions), or (ii) enters into any agreement, including, but not limited to, an “equity line of credit”, “at-the-market offering” or other continuous offering or similar offering of Ordinary Shares or Ordinary Share Equivalents, whereby the Company may sell Ordinary Shares or Ordinary Share Equivalents at a future determined price, other than an agreement with the Investor; provided, however, that the issuance or sale by the Company of any debt or equity securities that are convertible into or exchangeable or exercisable for Ordinary Shares or Ordinary Share Equivalents (other than in connection with an “equity line of credit”, “at-the-market offering” or other continuous offering or similar offering of Ordinary Shares or Ordinary Share Equivalents) at a conversion, exercise or exchange price that is fixed at the time of issuance, but varies or is subject to being reset at some future date after the initial issuance of such debt or equity security at a price not less than $1.00 per share (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction) shall not be deemed a Variable Rate Transaction. “Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers, directors or vendors of the Company pursuant to any stock or option plan duly adopted for such purpose, by the Board of Directors or a majority of the members of a committee of directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) Ordinary Shares issued upon exercise of the Warrant, (d) securities issued pursuant to acquisitions or strategic transactions approved by the Board of Directors or a majority of the members of a committee of directors established for such purpose, which acquisitions or strategic transactions can have a Variable Rate Transaction component, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (e) Ordinary Shares issued and sold pursuant to an “at-the-market offering” of Ordinary Shares through a registered broker-dealer.

20

16.              Reasonable Best Efforts; No Frustration. The Investor shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 4.2 of this Agreement. The Company shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 4.1 of this Agreement. So long as the Investor holds any Securities, neither the Company nor any of its affiliates or Subsidiaries, nor any of its or their respective officers, employees, directors, agents or other representatives, will, without the prior written consent of the Investor (which consent may be withheld, delayed or conditioned in the sole discretion of the Investor), effect, enter into, announce or recommend to its shareholders any agreement, plan, arrangement or transaction (or issue, amend or waive any security) that would or would reasonably be expected to restrict, delay, conflict with or impair the ability or right of the Company to timely perform its obligations under this Agreement or the Warrant, including, without limitation, the obligation of the Company to timely deliver the Securities to the Investor (or a designee thereof, if applicable) in accordance with this Agreement or the Warrant, as applicable.

17.              Termination. In the event that the Closing shall not have occurred within fifteen (15) Trading Days after the date hereof, then the Investor shall have the right to terminate its obligations under this Agreement at any time on or after the close of business on such date without liability of the Investor to any other party; provided, however, the right to terminate its obligations under this Agreement pursuant to this Section 18 shall not be available to the Investor if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of the Investor’s breach of this Agreement; and provided, further that no such termination shall affect any obligation of the Company under this Agreement to reimburse the Investor for the expenses described in Section 20.13 below. Nothing contained in this Section 18 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of the Investor to compel specific performance by the Company of its obligations under this Agreement or the Warrant.

21

18.              Exercise Procedures. The form of Notice of Exercise included in the Warrant sets forth the totality of the procedures required of the Investor in order to exercise the Warrant. No legal opinion, other information or instructions shall be required of the Investor to exercise the Warrant. The Company shall honor exercises of the Warrant and shall deliver the Warrant Shares in accordance with the terms, conditions and time periods set forth in the Warrant.

19.              Miscellaneous

19.1          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

19.2          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Chicago, County of Cook, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby irrevocably appoints the law firm of Spencer Fane LLP, which currently maintains an office at 1000 Walnut Street, Suite 1400, Kansas City, Missouri 64106, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court sitting in the State of Illinois, County of Cook. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19.3          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

22

19.4          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next Trading Day, (c) five (5) Trading Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (a) in the case of the Company, to Parnell Pharmaceuticals Holdings Ltd, 7015 College Blvd, Level 6, Overland Park, Kansas 66211, Telephone Number: (913) 274-2100, Fax: (913) 274-2101, Attention: Brad McCarthy, CFO, with a copy (which shall not constitute notice) to Spencer Fane LLP, 1000 Walnut Street, Suite 1400, Kansas City, Missouri 64106, Telephone Number: (816) 292-8110, Fax: (816) 474-3216, Attention: Michael L. McCann, Esq., and (b) in the case of the Investor, to Lincoln Park Capital Fund, LLC, 440 North Wells, Suite 410, Chicago, IL 60654, Telephone Number: (312) 822-9300, Fax: (312) 822-9301, Attention: Josh Scheinfeld/Jonathan Cope, with a copy (which shall not constitute notice) to Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, Telephone Number (212) 801-9200, Fax: (212) 801-6400, Attention: Anthony J. Marsico, Esq.

19.5          Amendments and Waivers. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege.

19.6          Brokers or Finder’s Fees. The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a broker’s or finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

19.7          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

19.8          Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

19.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.10      Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

23

19.11      Remedies. The Investor’s remedies provided in this Agreement, including, without limitation, the Investor’s remedies provided in Section 9, shall be cumulative and in addition to all other remedies available to the Investor under this Agreement or the Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor's right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

19.12      Enforcement Costs. If: (i) this Agreement is placed by the Investor in the hands of an attorney for enforcement or is enforced by the Investor through any legal proceeding; (ii) an attorney is retained to represent the Investor in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Agreement; or (iii) an attorney is retained to represent the Investor in any other proceedings whatsoever in connection with this Agreement, then the Company shall pay to the Investor, as incurred by the Investor, all reasonable costs and expenses including reasonable attorneys’ fees incurred in connection therewith, in addition to all other amounts due hereunder. If this Agreement is placed by the Company in the hands of an attorney for enforcement or is enforced by the Company through any legal proceeding, then the Investor shall pay to the Company, as incurred by the Company, all reasonable costs and expenses including reasonable attorneys’ fees incurred in connection therewith, in addition to all other amounts due hereunder.

19.13      Fees and Expenses. The Company shall reimburse the Investor or its designee(s) for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, all legal fees and disbursements in connection therewith, structuring, documentation and implementation of the transactions contemplated by this Agreement and due diligence and regulatory filings in connection therewith) in a non-accountable amount equal to $22,500, which amount shall be withheld by the Investor from the Purchase Price at the Closing. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Investor), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investor. Except as expressly stated herein, each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement.

24

19.14      Payment Set Aside; Currency. To the extent that the Company makes a payment or payments to the Investor hereunder or pursuant to the Warrant or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Until the Warrant is no longer outstanding, the Company shall not effect any stock combination, reverse stock split or other similar transaction (or make any public announcement or disclosure with respect to any of the foregoing) without the prior written consent of the Investor (which may be granted or withheld in the sole discretion of the Investor). Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement and the Warrant are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Agreement and the Warrant shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement or the Warrant, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

20.              Additional Defined Terms. In addition to the terms defined elsewhere in this Agreement or the Warrant, the following terms have the meanings set forth in this Section 20:

20.1          “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

20.2          “Commission” means the United States Securities and Exchange Commission.

20.3          “Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia) as amended and the rules and regulations promulgated thereunder.

20.4          “Knowledge” means, with respect to the Company, the actual knowledge of the directors and officers of the Company, and with respect to any Subsidiary of the Company, the actual knowledge of the directors and officers of such Subsidiary, and, in each case, the knowledge that each such person would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question.

20.5          “Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

20.6          “Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the Warrant, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement or the Warrant.

20.7          “Ordinary Shares” means the ordinary shares, no par value, of the Company.

25

20.8          “Registrable Securities” means (i) the Shares, (ii) the Warrant Shares issuable upon exercise of the Warrant (without taking into account any limitations on the exercise of the Warrant set forth therein), and (iii) any capital stock of the Company issued or issuable with respect to the Shares or Warrant Shares, including, without limitation, (1) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the Ordinary Shares are exercised or exchanged and shares of capital stock of a successor entity into which the Ordinary Shares are converted or exchanged.

20.9          “Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

20.10      “Trading Day” means any day on which the Ordinary Shares are traded on the Trading Market, provided that “Trading Day” shall not include any day on which the Ordinary Shares are scheduled to trade on the Trading Market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on the Trading Market (or if the Trading Market does not designate in advance the closing time of trading on the Trading Market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Investor.

20.11      “Trading Market” means The NASDAQ Global Market (or any nationally recognized successor thereto); provided, however, that in the event the Company’s Ordinary Shares are ever listed or traded on The NASDAQ Capital Market, The NASDAQ Global Select Market, the New York Stock Exchange, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing), then the “Trading Market” shall mean such other market or exchange on which the Company’s Ordinary Shares are then listed or traded.

20.12      “VWAP” means the volume weighted average price (the aggregate sales price of all trades of Ordinary Shares during a Trading Day divided by the total number of Ordinary Shares traded during such Trading Day) of the Ordinary Shares during a Trading Day as reported by Bloomberg L.P. using the AQR function.

[SIGNATURES ON THE FOLLOWING PAGE]

26

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

THE COMPANY

Executed by PARNELL PHARMACEUTICALS HOLDINGS LTD in accordance with Section 127(1) of the Corporations Act (Cth):

By:	/s/ Robert Joseph
Name:
Title:	Director

By:	/s/ Brad McCarthy
Name:
Title:	Secretary

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

THE INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC
BY: LINCOLN PARK CAPITAL, LLC

BY: ROCKLEDGE CAPITAL CORPORATION

By:	/s/ Josh Scheinfeld
Name: Josh Scheinfeld
Title: President

Schedule 1 - Investor

Name and Address	Purchase Shares	Warrant Shares	Purchase Price	State of Residence
Lincoln Park Capital Fund, LLC 440 North Wells, Suite 410 Chicago, IL 60654	175,000	150,000	$612,500	Illinois

EXHIBIT A

FORM OF WARRANT

[Provided Separately]

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 4.1(b) of that certain Securities Purchase Agreement, dated as of February 23, 2016 (the “Purchase Agreement”), by and between PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, Robert Joseph, Chief Executive Officer of the Company, hereby certifies as follows:

1. I am the Chief Executive Officer of the Company and make the statements contained in this Certificate;

2. The representations and warranties of the Company are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date);

3. The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

IN WITNESS WHEREOF, I have hereunder signed my name on this 29th day of February, 2016.

/s/ Robert Joseph
Name:
Title:

The undersigned as Secretary of PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia, hereby certifies that Robert Joseph is the duly elected, appointed, qualified and acting Chief Executive Office of Parnell Pharmaceuticals Holdings Ltd and that the signature appearing above is his genuine signature.

/s/ Brad McCarthy
Secretary

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (“Certificate”) is being delivered pursuant to Section 4.1(h) of that certain Securities Purchase Agreement, dated as of February 23, 2016 (the “Purchase Agreement”), by and between PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia (the “Company”) and LINCOLN PARK CAPITAL FUND, LLC (the “Investor”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The undersigned, Brad McCarthy, Secretary of the Company, hereby certifies as follows:

1. I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2. Attached hereto as Exhibit A is a true, correct and complete copy of the Company’s Constitution as amended through the date hereof (the “Constitution”), and no action has been taken by the Company, its directors, officers or shareholders, in contemplation of the filing of any further amendment relating to or affecting the Constitution.

3. Attached hereto as Exhibit B are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company on February 23, 2016, at which a quorum was present and acting throughout. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the shareholders of the Company relating to or affecting (i) the entering into and performance of the Purchase Agreement and the Warrant, or the issuance, offering and sale of the Securities and (ii) and the performance of the Company of its obligation under the Purchase Agreement and the Warrant as contemplated therein.

IN WITNESS WHEREOF, I have hereunder signed my name on this 29th day of February, 2016.

/s/ Brad McCarthy
Secretary

The undersigned as CEO & President of PARNELL PHARMACEUTICALS HOLDINGS LTD, a public company limited by shares incorporated under the laws of Australia, hereby certifies that Brad McCarthy is the duly elected, appointed, qualified and acting Secretary of Parnell Pharmaceuticals Holdings Ltd, and that the signature appearing above is his genuine signature.

/s/ Robert Joseph

FORM OF COMPANY COUNSEL OPINION[1]

Capitalized terms used herein but not defined herein, have the meaning set forth in the Securities Purchase Agreement (the “Purchase Agreement”). Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation existing and in good standing under the laws of Australia.

2. The Company has the corporate power to execute and deliver, and perform its obligations under, the Purchase Agreement and the Warrant. The Company has the corporate power to conduct its business as, to the best of our knowledge, it is now conducted, and to own and use the properties owned and used by it.

3. The execution, delivery and performance by the Company of the Purchase Agreement and the Warrant have been duly authorized by all necessary corporate action on the part of the Company. The execution and delivery of the Purchase Agreement and the Warrant by the Company, the performance of the obligations of the Company thereunder and the consummation by it of the transactions contemplated therein have been duly authorized and approved by the Company's Board of Directors and no further consent, approval or authorization of the Company, its Board of Directors or its shareholders is required. The Purchase Agreement and the Warrant have been duly executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditor’s rights and remedies.

4. The execution, delivery and performance by the Company of the Purchase Agreement and the Warrant, the consummation by the Company of the transactions contemplated thereby including the offering, sale and issuance of the Securities in accordance with the terms and conditions of the Purchase Agreement and the Warrant, as applicable, and fulfillment and compliance with terms of the Purchase Agreement and the Warrant, does not and shall not: (i) conflict with, constitute a breach of or default (or an event which, with the giving of notice or lapse of time or both, constitutes or could constitute a breach or a default), under (a) the Constitution of the Company, (b) any material agreement, note, lease, mortgage, deed or other material instrument to which to our knowledge the Company is a party or by which the Company or any of its assets are bound (“Material Agreements”), (ii) result in any violation of any statute, law, rule or regulation applicable to the Company, or (iii) to our knowledge, violate any order, writ, injunction or decree applicable to the Company or any of its subsidiaries.

5. The issuance of the Securities pursuant to the terms and conditions of the Purchase Agreement and the Warrant, as applicable, has been duly authorized by all necessary corporate action on the part of the Company. The Shares and the Warrant are validly issued, fully paid and non-assessable, to our knowledge, free of all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights. [_____] Ordinary Shares have been properly reserved for issuance as Warrant Shares under the Purchase Agreement. When issued and paid for in accordance with the Warrant, the Warrant Shares shall be validly issued, fully paid and non-assessable, to our knowledge, free of all taxes, liens, charges, restrictions, rights of first refusal and preemptive rights. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Securities.

_____________________

[1] These opinions are to be divided between Company’s U.S. and Australian counsel as appropriate, provided that the substance of all opinions are provided.

6. Assuming the accuracy of the representations and your compliance with the covenants made by you in the Purchase Agreement, the offering, sale and issuance of the Securities to you pursuant to the Purchase Agreement is exempt from registration under the 1933 Act.

7. Other than that which has been obtained and completed prior to the date hereof, no authorization, approval, consent, filing or other order of any foreign, federal or state governmental body, regulatory agency, or stock exchange or market, or any court, or, to our knowledge, any third party is required to be obtained by the Company to enter into and perform its obligations under the Purchase Agreement and the Warrant or for the Company to issue and sell the Securities as contemplated thereby, as applicable.

8. The Ordinary Shares are registered pursuant to Section 12(b) of the 1934 Act. To our knowledge, since one year preceding the date of the Purchase Agreement, the Company has been in compliance with the reporting requirements of the 1934 Act applicable to it. To our knowledge, since one year preceding the date of the Purchase Agreement, the Company has not received any written notice from any Person stating that the Company has not been in compliance with any of the rules and regulations (including the requirements for continued listing) of the Trading Market.

9. All of the Shares and Warrant Shares to be issued by the Company to the Investor pursuant to the Purchase Agreement and the Warrant, as applicable, have been approved for listing on the NASDAQ Global Market in accordance with the applicable rules and regulations of the NASDAQ Global Market, subject only to official notice of issuance.

10. The Company is not, and after giving effect to the issuance of the Securities and the application of the proceeds as described in the Purchase Agreement, will not be, an “investment company,” as that term is defined in the Investment Company Act of 1940, as amended.

11. A court of competent jurisdiction in Australia (an “Australian Court”) would give effect to the choice of the law of the State of Illinois (“Illinois law”) as the governing law of contract claims under the Purchase Agreement and the Warrant, provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and provided that such choice of law is not contrary to public policy, as that term as is understood under the laws of Australia (“Public Policy”). Such counsel has no reason to believe that the choice of Illinois law to govern the Purchase Agreement and the Warrant is not bona fide or would be contrary to Public Policy.

12. In an action on a final and conclusive judgment in personam of any federal or state court in the State of Illinois, County of Cook (an “Illinois Court”) that is not impeachable as void or voidable under Illinois law, an Australian Court would give effect to the appointment by the Company of Spencer Fane, LLP as its agent to receive service of process in the United States of America under the Purchase Agreement and the Warrant and to the provisions in the Purchase Agreement and the Warrant whereby the Company submits to the non-exclusive jurisdiction of an Illinois Court.

13. If the Purchase Agreement and the Warrant are sought to be enforced in Australia in accordance with the laws applicable thereto as chosen by the parties, namely Illinois law, an Australian Court would, subject to paragraph 11 above, recognize the choice of Illinois law and, upon appropriate evidence as to such law being adduced, apply such law with respect to those matters which under the laws of Australia are to be determined by the proper law of the Purchase Agreement and the Warrant (and in particular, but without limitation, not with respect to matters of procedure), provided that none of the provisions of the Purchase Agreement and the Warrant, or of applicable Illinois law, is contrary to Public Policy and that those laws are not foreign revenue, expropriatory or penal laws; provided, however, that, in matters of procedure, the laws of Australia will be applied, and an Australian Court will retain discretion to decline to hear such action if it is contrary to Public Policy for it to do so, or if it is not the proper forum to hear such an action, or if concurrent proceedings are being brought elsewhere and an Australian Court may not enforce an obligation enforceable under Illinois law where performance of the obligation would be illegal by the law of the place of performance.

14. The laws of Australia permit an action to be brought in a Australian Court on a final and conclusive judgment in personam of a Illinois Court that is subsisting and unsatisfied respecting the enforcement of the Purchase Agreement and the Warrant that is not impeachable as void or voidable under Illinois law for a sum certain if: (i) the court rendering such judgment had jurisdiction, as determined under the laws of Australia, over the judgment debtor and the subject matter of the action; (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with Public Policy; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (iv) in the case of a judgment obtained by default, there has been no manifest error in the granting of such judgment; and (v) no new admissible evidence, right or defense relevant to the action is discovered prior to the rendering of judgment by an Australian Court.

15. No stamp or other issuance or transfer taxes or duties or withholding taxes are payable by or on behalf of the Investor to the Government of Australia or any political subdivision thereof or any authority or agency thereof or therein having power to tax in connection with the issue, sale and delivery of the Securities by the Company pursuant to the Purchase Agreement or the Warrant.

16. We are not representing the Company in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Purchase Agreement or the Warrant.